                                                                     EXHIBIT (9)


























                        TRANSFER AGENCY AND SERVICE AGREEMENT
                                       between
                                HERITAGE INCOME TRUST
                                         and
                           HERITAGE ASSET MANAGEMENT, INC.

                                  TABLE OF CONTENTS


                                                                            Page


     Article 1                 Terms of Appointment; Duties of the Agent . .   1

     Article 2        Fees and Expenses  . . . . . . . . . . . . . . . . . .   5

     Article 3        Representations and Warranties of the Agent  . . . . .   6

     Article 4        Representations and Warranties of the Fund . . . . . .   6

     Article 5        Indemnification  . . . . . . . . . . . . . . . . . . .   7

     Article 6        Covenants of the Fund and the Agent  . . . . . . . . .  11

     Article 7        Termination of Agreement . . . . . . . . . . . . . . .  12

     Article 8        Assignment . . . . . . . . . . . . . . . . . . . . . .  13

     Article 9        Amendment  . . . . . . . . . . . . . . . . . . . . . .  14

     Article 10       Merger of Agreement  . . . . . . . . . . . . . . . . .  14

     Article 11       Miscellaneous  . . . . . . . . . . . . . . . . . . . .  14

     Article 12       Massachusetts Law to Apply . . . . . . . . . . . . . .  15

                        TRANSFER AGENCY AND SERVICE AGREEMENT


              AGREEMENT made as of the 31st day of October, 1989, by and between HERITAGE INCOME TRUST, a Massachusetts business trust, having its principal office and place of business at 880 Carillon Parkway, St.

     Petersburg, Florida 33716 (the "Fund"), and HERITAGE ASSET MANAGEMENT,

     INC., a Florida corporation and a duly registered transfer agent pursuant to the securities & exchange act of 1934 having its principal office and place of business at 880 Carillon Parkway, St.Petersburg, Florida 33716

     (the "Agent").

              WHEREAS, the Fund desires to appoint the Agent as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and the Agent desires to accept such appointment;

              WHEREAS, the Fund is authorized to issue Shares of beneficial interest, without par value ("Shares")

              NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

     Article 1    Terms of Appointment: Duties of the Agent

              1.01    Subject to the terms and conditions set forth in this

     Agreement, the Fund hereby employs and appoints the Agent to act as, and the Agent agrees to act as its transfer agent for the Fund's authorized and issued Shares; its dividend disbursing agent and its agent in connection with any accumulation, open-account or similar plans provided to the Shareholders of the Fund ("Shareholders") and set out in the

     current effective Prospectus and Statement of Additional Information of

     the Fund, including without limitation any periodic investment plan or periodic withdrawal program.

              1.02    The Agent agrees that it will perform the following

     services:

              (a)     In accordance with the Fund's then current Prospectus and

     Statement of Additional Information and procedures established from time to time by agreement between the Fund and the Agent, the Agent shall:

              (i)     receive for acceptance, orders for the purchase of

                      Shares, and promptly deliver payment and appropriate

                      documentation therefor to the Custodian of the Fund (the

                      "Custodian");

              (ii)    pursuant to purchase orders, issue the appropriate number

                      of Shares and hold such Shares in the appropriate account

                      of the Shareholder;

              (iii)   receive for acceptance, redemption requests and

                      redemption directions and deliver the appropriate

                      documentation therefor to the Custodian:

              (iv)    at the appropriate time as and when the Agent receives

                      monies paid to it by the Custodian with respect to any

                      redemption, pay over or cause to be paid over in the

                      appropriate manner such monies as instructed by the

                      redeeming Shareholder;

              (v)     effect transfers of Shares by the Shareholders thereof

                      upon receipt of appropriate instructions;

              (vi)    prepare and transmit payments for dividends and

                      distributions declared by the Fund;

              (vii)   maintain records of account for and advise the Fund and

                      its Shareholders as to the foregoing; and

              (viii)  record the issuance of shares of the Fund and maintain pursuant to rule 17Ad-10(e) under the Securities Exchange

                      Act of 1934 a record of the total number of shares of the

                      Fund which are authorized, based upon data provided to it

                      by the Fund, and issued and outstanding. Agent shall also

                      provide the Fund on a regular basis with the total number

                      of shares which are authorized and issued and outstanding

                      and shall have no obligation, when recording the issuance

                      of shares, to monitor the issuance of such shares or to

                      take cognizance of any laws relating to the issue or sale

                      of such shares, which functions shall be the sole

                      responsibility of the Fund.

              (b)     In addition to and not in lieu of the services set forth

     in the above paragraph (a), the Agent shall: (i) perform all of the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to : maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, receiving and tabulation proxies, mailing Shareholder reports and prospectuses to current Shareholders, withholding taxes on non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of shares and other confirmable transactions in Shareholder accounts, (which shall also indicate redemptions by check if the Shareholder has elected the checkwriting privilege), preparing and mailing activity statements for Shareholders, and providing Shareholder account information and (ii) provide a system which will enable the Fund to monitor the total number of shares sold in each State. The Fund shall

     (i) identify the Agent in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State.  The responsibility of the Agent for the Fund's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund and the reporting of such transactions to the Fund as provided above.

              Procedures applicable to certain of these services described in paragraphs (a) and (b) may be established from time to time by agreement between the Fund and the Agent and shall be subject to the review and approval of the Fund. The failure of the Fund to establish such procedures with respect to any service shall not in any way diminish the duty and obligation of the Agent to perform such service hereunder.

              (c)     In regard to the services set forth above, the Agent may

     not provide certain shareholder services which may be provided by Raymond

     James & Associates, Inc.  The services to be provided shall be as mutually agreed upon from time to time between the Fund, the Agent and Raymond

     James & Associates, Inc. and as set forth in writing attached hereto as

     Appendix B. Article 2    Fees and Expenses

              2.01    For the duties and obligations to be performed by the

     Agent pursuant to this Agreement, the Fund agrees to pay the agent an annual maintenance fee for each Shareholder account as set out in the fee schedule attached hereto. Such fees and out-of-pocket expenses and advances identified under Section 2.02 below may be changed from time to time subject to mutual written agreement between the Fund and the Agent.

              2.02    In addition to the fee paid under Section 2.01 above, the

     Fund agrees to promptly reimburse the Agent for reasonable out-of-pocket expenses or advances incurred by the Agent for the items set out in the fee schedule attached hereto. In addition, any other expenses incurred by the Agent at the request or with the consent of the Fund which are not properly borne by the agent as part of its duties and obligations under this Agreement will be promptly reimbursed by the Fund. Postage for mailing of dividends, proxies, Fund reports and other mailings to all

     Shareholder accounts shall be advanced to the Agent by the Fund at least seven (7) days prior to the mailing date of such materials.

     Article 3    Representations and Warranties of the Agent

              The Agent represents and warrants to the Fund that:

              3.01    It is a corporation duly organized and existing and in

     good standing under the laws of the State of Florida.

              3.02    It is duly qualified to carry on its business in the

     State of Florida.

              3.03    It is empowered under applicable laws and by its charter

     and by-laws to enter into and perform this Agreement.

              3.04    All requisite corporate proceedings have been taken to

     authorize it to enter into and perform this Agreement.

              3.05    It has and will continue to have access to the necessary

     facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with procedures established from time to time by mutual agreement between the Fund and the Agent.

     Article 4    Representations and Warranties of the Fund

              The Fund represents and warrants to the Agent that;

              4.01    It is a business trust duly organized and existing and in

     good standing under the laws of Massachusetts.

              4.02    It is empowered under applicable laws and by its

     Declaration of Trust and By-Laws to enter into and perform this Agreement.

              4.03    All corporate proceedings required by said Declaration of

     Trust and By-Laws have been taken to authorize it to enter into and perform this Agreement.

              4.04    It is an open-end management investment company

     registered under the Investment Company Act of 1940.

              4.05    A Registration Statement containing a Prospectus and

     Statement of Additional Information under the Securities Act of 1933 is currently effective or will become effective before any public offering commences, and appropriate state securities law filings have been made or will be made before any public offering in such state commences, with respect to all Shares of the Fund being offered for sale.

     Article 5    Indemnification

              5.01    The Agent shall not be responsible for, and the Fund

     shall indemnify and hold the Agent harmless from and against, any and all losses, damages, and any and all reasonable costs, charges, counsel fees,

     payments expenses and liability arising out of or attributable to:

              (a)     All actions of the Agent or its agents or subcontractors

     required to be taken by the Agent pursuant to this Agreement, provided the

     Agent and its agents or sub-contractors have acted in good faith and without negligence or willful misconduct.

              (b)     The Fund's refusal or failure to comply with the terms of

     this Agreement, or the Fund's lack of good faith, negligence or willful misconduct or the breach of any representation or warranty of the Fund hereunder.

              (c)     The reliance on, or use by, the Agent, its agents or

     subcontractors of information, records and documents which (i) are received by the Agent or its agents or subcontractors and furnished to it by or on behalf of the Fund, and (ii) have been prepared and/or maintained by the Fund or any other person or firm on behalf of the Fund.

              (d)     The reliance on or the carrying out by the Agent or its

     agents or subcontractors of any written instructions of the Fund. "Written

     Instructions" means written instructions delivered by mail, tested telegram cable, telex or facsimile sending device and received by the

     Agent, or its agents or subcontractors, signed by authorized persons.

              (e)     The offer or sale of Shares in violation of any

     requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

              5.02    The Fund shall not be responsible for and the Agent shall

     indemnify and hold the Fund harmless from and against any and all losses,

     damages, and any and all reasonable costs, charges, counsel fees,

     payments, expenses and liability arising out of or attributable to the

     Agent's failure to comply with the terms of this Agreement or any action or failure or omission to act by the Bank as a result of the lack of good faith, negligence or willful misconduct of the Agent or any of its agents or subcontractors referred to in Section 8.03 (i) and (ii) or which arise out of the breach of any representation or warranty of the Agent hereunder.

              5.03    At any time the Agent may apply to any authorized officer

     of the Fund for instructions, and may consult with experienced securities counsel with respect to any matter arising in connection with the services to be performed by the Agent under this Agreement, and Agent and its agents and subcontractors shall not be liable and shall be indemnified by the Fund for any such instructions or upon the opinion of such counsel that such actions or omissions comply with the terms of this Agreement and with all applicable laws. The Agent, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed by the Agent to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the

     Agent or its agents or subcontractors by machine readable input, telex,

     CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. The Agent its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Fund, and proper counter-

     signature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

              5.04    In the event either party is unable to perform its

     obligations under the terms of this Agreement because of acts of God,

     strikes, equipment or transmission failure or damage, or other causes reasonably beyond its control, such party shall not be liable for damages to the other party resulting from such failure to perform or otherwise from such causes. In addition, the Agent shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available and the Agent shall further use reasonable care to minimize the likelihood of such damage, loss of data, delays and/or errors and should such damage, loss of data, delays and/or errors occur, the Agent shall use its best efforts to mitigate the effects of such occurrence.

              5.05    Neither party to this Agreement shall be liable to the

     other party for consequential damages under any provision of this

     Agreement or for any act or failure to act hereunder.

              5.06    In order that the indemnification provisions contained in

     this Article 5 shall apply, upon the assertion of a claim or the institution of any agency action or investigation for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning same.

     The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of same.

     The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

     Article 6    Covenants of the Fund and the Agent

              6.01    The Fund shall promptly furnish to the Agent the

     following:

              (a)     A certified copy of the resolution of the Board of

     Trustees of the Fund authorizing the appointment of the Agent and the execution and delivery of this Agreement.

              (b)     A copy of the Declaration of Trust and By-Laws of the

     Fund and all amendments thereto.

              6.02    The Agent represents and warrants that to the best of its

     knowledge, the various procedures and systems which the Agent has implemented with regard to safeguarding from loss or damage the stock certificates, check forms, facsimile signature imprinting devices, and other property used in the performance of its obligations hereunder are adequate and will enable the Agent to perform satisfactorily its obligations hereunder and that the Agent will make such changes therein from time to time as in its judgment are required for the secure performance of its obligations hereunder.

              6.03    The Agent shall keep all records relating to the services

     to be performed hereunder, in the form and manner it may deem advisable.

     To the extend required by Section 31 of the Investment Company Act of

     1940, as amended, and the Rules thereunder, the Agent agrees that all such records prepared or maintained by the Agent relating to the services to be performed by the Agent hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

              6.04    The Agent and the Fund agree that all books, records,

     information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

              6.05    In case of any requests or demands for the inspection of

     the Shareholder records of the Fund, the Agent will endeavor to notify the

     Fund and to secure instructions from an authorized officer of the Fund as to such inspection. The Agent reserves the right, however, to exhibit the

     Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

     Article 7    Termination of Agreement

              7.01    This Agreement may be terminated by either party upon

     sixty (60) days written notice to the other. Any such termination shall not effect the rights and obligations of the parties under Article 5 hereof.  Should the Fund exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Fund. Additionally, the Agent reserves the right to charge for any other reasonable expenses associated with such termination. In the event that the Fund designates a successor to any of the Agent's obligations hereunder, the Agent shall, at the expense and direction of the Fund, transfer to such successor a certified list of the

     Shareholders of the Fund, a complete record of the account of each

     Shareholder, and all other relevant books, records and other data established or maintained by the Agent hereunder.

     Article 8    Assignment

              8.01    Except as provided in Section 8.03 below, neither this

     Agreement nor any rights or obligations hereunder may be assigned by the

     Agent without the written consent of the Fund.

              8.02    This Agreement shall insure to the benefit of and be

     binding upon the parties and their respective permitted successors and assigns.

              8.03    The Agent may, without further consent on the part of the

     Fund, subcontract for the performance hereof with (i) Sungard Shareholders

     Systems, Inc. or (iii) Raymond, James & Associates, Inc. for the

     performance of certain duties in connection with the Agent performance of this Agreement; provided, however, that the Agent shall be as fully responsible to the Fund for the acts and omissions of any subcontractor referred to in (i) and (ii) above as it is for its own acts and omissions and further provided, the Fund shall hold the Agent harmless for the acts and omissions of Raymond James & Associates, Inc. referred to in (iii).

     Article 9    Amendment

              9.01    This Agreement may bee amended or modified only by a

     written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of the Fund.

              9.02    In the event the Fund issues additional series of shares

     in addition to the Shares with respect to which it desires to have the

     Agent render services as transfer agent, dividend disbursing agent and agent under the terms hereof, it shall so notify the Agent in writing, and if the Agent agrees, in writing to provide such services, such additional series of Shares shall become a Fund hereunder.

     Article 10   Merger of Agreement

              10.01   This Agreement constitutes the entire agreement between

     the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

     Article 11   Miscellaneous

              11.01   The Fund authorizes the Agent to provide Raymond, James &

     Associates, Inc. any information it provides or makes available to the

     Fund in connection with this Agreement.

              11.02   The Agent agrees to treat all records and other

     information relative to the Fund and its prior, present or potential

     Shareholders confidentially and the Agent on behalf of itself and its employees agrees to keep confidential all such information, except after prior notification to and approval in writing by the fund, which approval shall not be unreasonably withheld and may not be withheld where the Agent may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such informationby duly constitutes authorities, or when so requested by the Fund.

     Article 12   Florida Law to Apply

              12.01   This Agreement shall be construed and the provisions

     thereof interpreted under and in accordance with the laws of the State of

     Florida.

              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.


                                            HERITAGE INCOME TRUST


                                            BY:__________________________

     ATTEST:


     ____________________________

                                            HERITAGE ASSET MANAGEMENT, INC.


                                            BY:____________________________
                                                   Vice President



     ATTEST:


     ____________________________
     Assistant Secretary